Exhibit 5.3

[LETTERHEAD OF PETRÓLEOS MEXICANOS]

August 25, 2003

Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
Mexico, D.F.11311
Mexico

Re:	Pemex Project Funding Master Trust Petróleos Mexicanos Registration Statement on Form F-4

Ladies and Gentlemen:

I am General Counsel and Head of the Legal Department of Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States (“Mexico”). In such capacity, I am familiar with the preparation and filing by the Guarantor and its subsidiaries, Pemex Project Funding Master Trust (the “Issuer”) and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offer to exchange (the “Exchange Offer”) up to an aggregate of U.S. $9,841,000 of 9.125% Notes due 2010 (the “New Notes”). The New Notes will be issued pursuant to an Indenture dated as of July 31, 2000 (the “Indenture”) among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guaranties, the “Guaranties”) all of the Issuer’s obligations under the New Notes. Pursuant to a Guaranty Agreement dated July 29, 1996 (the “Subsidiary Guaranty Agreement”) among the Guarantor and the Subsidiary Guarantors, and Certificates of Designation dated October 13, 2000 and June 7, 2001 issued by the Guarantor thereunder, all of Petróleos Mexicanos’ payment obligations under its Guaranties of the New Notes will be unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

For purposes of this opinion, I have examined the following documents:

(a)      the Registration Statement and the prospectus (the “Prospectus”) and the form of letter of transmittal contained therein;

(b)      the Indenture; and

(c)      the form of the New Notes.

In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Guarantor and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Guarantor and the Subsidiary Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing examination and review, I am of the opinion that:

1.      The Guarantor has the requisite corporate power and authority to perform its obligations under the Exchange Offer, and has taken all necessary corporate action to authorize the issuance, execution and delivery of its Guaranties of the New Notes.

2.      The Guarantor has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Indenture, and the Indenture has been duly authorized, executed and delivered by the Guarantor, and constitutes a valid, binding and enforceable obligation of the Guarantor.

3.      When the New Notes, and the Guaranties endorsed thereon, are executed and delivered by the Issuer and the Guarantor and authenticated and delivered by the Trustee in exchange for an equal principal amount of Old Notes, the Guarantor’s Guaranties of the New Notes will constitute valid, binding and enforceable obligations of the Guarantor and the Guaranty Agreement and the guaranties by the Subsidiary Guarantors of the Guarantor’s payment obligations under its Guaranties of the New Notes will constitute valid, binding and enforceable obligations of each of the Guarantor and the Subsidiary Guarantors, subject in each case to applicable public policy regulations and liquidation, winding up, dissolution and similar laws affecting creditors’ rights generally.

4.      The statements in the Prospectus under the caption “Taxation—Mexican Taxation”, insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

I hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to me under the captions “Validity of Notes” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours, /s/ JOSÉ CÉSAR NAVA VASQUEZ Lic. José César Nava Vasquez General Counsel and Head of the Legal Department